Exhibit 3.2

TECHNIP ENERGIES N.V.

BOARD RULES

governing the internal proceedings of the board of directors

Effective as of	[Date]

10	SHARE OWNERSHIP		14
11	POSITIONS OUTSIDE THE COMPANY		14
12	DIRECTOR ORIENTATION AND CONTINUING EDUCATION		15
13	CULTURE AND CODE OF CONDUCT		15
14	CONFIDENTIALITY		15
15	MISCELLANEOUS		15
	15.1	Miscellaneous	15
	15.2	Governing law and jurisdiction	16

1	DEFINITIONS AND CONSTRUCTION

1.1.1	In these rules capitalised terms have the meaning as set out in Schedule 1.

1.1.2	Any reference in these rules to "in writing" means in writing or by other reproducible electronic communication.

1.1.3	Any reference to a gender includes all genders.

2	COMPOSITION OF THE BOARD, DIVISION OF DUTIES AND RESPONSIBILITIES

2.1	Composition

2.1.1	The Board prepares a profile of its size and composition, taking into account the nature of the Business and the Board's activities. The current profile is set out in Schedule 2.

2.2	Responsibilities of the Board

2.2.1
The Board has the powers, authorities and duties vested in it by and pursuant to the relevant laws of the Netherlands and the Articles of Association. In all its dealings, the Board shall focus on long-term value creation for the Company and the Business, and take into account the stakeholder interests that are relevant in this context.

2.2.2
The Company and its Businesses will be managed by or under the direction of the Board, including through one or more of its committees. The Directors are expected to spend the time and effort necessary to properly discharge their responsibilities. These include:

(a)	exercising their business judgment in good faith;

(b)	acting in what they reasonably believe to be in the best interest of the Company and the Business;

(c)	becoming and remaining well-informed about the Company, the Business and general business and economic trends affecting the Company and the Business; and

(d)	ensuring that Company and the Business are conducted so as to further the long-term value creation for all stakeholders.

2.2.3	The Board shall develop a view on long-term value creation by the Company and the Business and shall approve and supervise the implementation of a strategy in line with this.

2.2.4	In addition to the delegations described in the Articles of Associations and these rules the Directors may further divide their tasks in writing.

2.3	Non-Executive Directors

2.3.1
The Non-Executive Directors shall be responsible for discussing and approving the strategy developed and proposed by the Chief Executive Officer and for the supervision of its implementation by the Chief Executive Officer.  The Non-Executive Directors shall also be responsible for the supervision of the Chief Executive Officer’s performance of duties and performance of the general management of the Company, and shall assist the Chief Executive Officer by providing advice and direction.  With respect to the Company’s general affairs and business, the Non-Executive Directors’ responsibility is one of oversight. It is the responsibility of the Executive Directors and management to conduct the Company’s operations and prepare documents, whether or not in cooperation with the Non-Executive Directors, in accordance with applicable laws and regulations, and of the Company’s external statutory auditor to audit its financial statements. Therefore, subject to the fulfilment of his supervision and other duties set forth in the Articles of Association, these rules or pursuant to applicable law, each Non-Executive Director is entitled to rely to the fullest extent permitted by law on the integrity of those persons and organizations within and outside the Company from whom such Non-Executive Director receives information, and on the accuracy of the information so provided to such Non-Executive Director by such persons or organizations.

2.3.2	Without prejudice to the provisions of article 2.3.1 above, the general responsibilities of the Non-Executive Directors are set out in Schedule 3.

2.4	Chief Executive Officer

2.4.1
The Chief Executive Officer is primarily responsible for: (i) all day-to-day operations of the Company; (ii) development, proposal and implementation of the strategy; and (iii) serving as the principal external spokesperson for the Company with analysts, investors, media and clients. All executive officers of the Company shall report to the Chief Executive Officer.

2.4.2
The tasks and responsibilities (including the power to sub-delegate such tasks and responsibilities) as described in clause 2.4.1 are delegated to the Chief Executive Officer. The Chief Executive Officer has the authority to adopt resolutions regarding the matters that fall within the tasks and responsibilities delegated to him or her. Such resolution will be considered to be a resolution of the Board.

2.4.3	The Chief Executive Officer may grant executive officers and other employees the authority to represent the Company on a continuing basis.

2.5	Chairperson and Vice-Chairperson

2.5.1
The Board elects a Chairperson from among the Non-Executive Directors. The Board will designate one person from among its members who shall assume such responsibilities of the Vice-Chairperson. The Board may remove the Chairperson and Vice-Chairperson from such office, provided that such removal does not affect his or her term of appointment as Non-Executive Director.

2.5.2	The Chairperson is primarily responsible for ensuring that the Board and its committees function properly.

2.5.3	Certain specific responsibilities of the Chairperson and the Vice-Chairperson are set out in Schedule 4.

2.5.4	The Chairperson cannot be a former Executive Director and must be independent in accordance with Best Practice provision 2.1.8 of the Code.

2.5.5	The Vice-Chairperson deputises for the Chairperson in the event that the position of Chairperson is vacant or if the Chairperson is unable to act.

2.5.6	The Vice-Chairperson shall act as point of contact for Directors concerning the functioning of the Chairperson.

3	COMMITTEES OF THE BOARD

3.1	General

3.1.1	The Board may assign certain tasks to one or more permanent or ad hoc committees comprising one or more Directors.

3.1.2
The tasks and responsibilities as described in the respective committee charters are delegated to the respective committees. Each committee has the authority to adopt resolutions regarding the matters that fall within the tasks and responsibilities delegated to it. Such resolution will be considered to be a resolution of the Board.

3.1.3	The Board appoints the members of each committee.

3.1.4	Each committee shall have a written charter of responsibilities, duties and authorities, which shall periodically be reviewed by the Board.

3.1.5
The Board and each committee shall have full power and authority to retain services of such advisors and experts, including counsel, as the committee deems necessary or appropriate with respect to specific matters within its purview.

3.2	Permanent and ad hoc Committees

3.2.1	The Board has the following permanent committees:

(a)	the Audit Committee;

(b)	the Compensation Committee; and

(c)	the Environmental, Sustainability and Governance Committee.

3.2.2	The Board may establish ad hoc committees and provide specific remuneration to the members of such ad hoc committees.

3.2.3
The Environmental, Sustainability and Governance Committee shall report annually to the Board on succession planning and management development activities. The Chief Executive Officer shall meet periodically with the Environmental, Sustainability and Governance Committee to make available his recommendations and evaluations of potential successors, along with a review of development plans recommended for succession candidates and others in the senior management group.

4	COMPANY SECRETARY

4.1	Duties and responsibilities

4.1.1	The Company Secretary assists the Board.

4.1.2	The Company Secretary:

(a)	ensures that the proper procedures are followed and that any statutory obligations and any obligations under the Articles of Association and these rules are complied with;

(b)	facilitates the provision of information to the Board; and

(c)	supports the Chairperson in the organisation of the Board's affairs, including the provision of information, meeting agendas, evaluation and training programmes.

4.2	Appointment and dismissal

4.2.1	The Board appoints and dismisses the Company Secretary.

5	MEETINGS OF THE BOARD AND DECISION-MAKING

5.1	Convening meetings and agenda

5.1.1
Meetings are held as often as the Chairperson or the Chief Executive Officer or any three Directors jointly request, provided that there must be at least four regularly scheduled Board meetings in each financial year.

5.1.2	Meetings are convened in a timely manner by the Chairperson or the Chief Executive Officer or, if each of them and the Vice-Chairperson are absent or unable to act, by any Director.

5.1.3
The Chairperson and the Chief Executive Officer, in consultation with the other Directors, will establish the agenda for each Board meeting. To the extent feasible, the meeting agenda and any written materials relating to each Board meeting will be distributed to the Directors sufficiently in advance of each meeting to allow for meaningful review of such agenda and materials by the Directors. Directors are expected to have reviewed and be prepared to discuss all materials distributed in advance of any meeting.

5.1.4
In connection with every meeting of the Board, the Non-Executive may meet in non-executive session without the presence of the Chief Executive Officer. Minutes of the non-executive sessions will not be recorded, unless decided otherwise by the majority of the Non-Executive Directors in attendance of such non-executive sessions.

5.2	Meeting location

5.2.1	Meetings are normally held at the Company's offices, but may also take place elsewhere.

5.2.2
Meetings may also be held by telephone, videoconference, or electronic communication, provided that all participants can hear each other simultaneously. Directors attending the meeting by telephone or videoconference are considered present at the meeting.

5.3	Attendance

5.3.1
A Director is expected to regularly prepare for and attend meetings of the Board and all committees on which the Director sits in person, with the understanding that, on occasion, a Director may be unable to attend a meeting. A Director who is unable to attend a meeting of the Board or a committee of the Board is expected to notify the Chairperson or the chairperson of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference in the case of an in-person meeting. If a Director is frequently absent from these meetings, this Director must account for these absences.

5.3.2	A Director may be represented at a meeting by another Director holding a proxy in writing.

5.3.3
The Board encourages the Chairperson and the chairperson of any committee to invite Company management and outside advisors or consultants from time to time to participate in Board and/or committee meetings to: (i) provide insight into items being discussed by the Board which involve the manager, advisor or consultant; (ii) make presentations to the Board on matters which involve the manager, advisor or consultant; and (iii) bring managers with high potential into contact with the Board. Attendance of non-Directors at Board meetings is at the discretion of the Board.

5.3.4	The external auditor may attend the Board meeting at which the external auditor's report on the audit of the financial statements is discussed.

5.4	Chairperson of the meetings of the Board

5.4.1
The Chairperson chairs the meetings of the Board. If the Chairperson is not present at the meeting, the Vice-Chairperson chairs the meeting. If both the Chairperson and the Vice-Chairperson are not present at the meeting, the Directors present at the meeting will designate one of them as chairperson of that meeting.

5.5	Adoption of resolutions - quorum requirements

5.5.1	The Board may only adopt resolutions at a meeting if the majority of the Directors entitled to vote is present or represented at the meeting.

5.5.2	The chairperson of the meeting ensures that adopted resolutions are communicated to Directors not present at the meeting without delay.

5.6	Adoption of resolutions - majority requirements

5.6.1	Each Director has one vote.

5.6.2	Where possible, the Board adopts its resolutions by unanimous vote. If this is not possible, the resolution is adopted by a simple majority of the votes cast.

5.6.3	In the event of a tie vote the proposal is rejected.

5.6.4	If there is insufficient agreement on a proposed resolution during the meeting, the chairperson of the meeting may defer the proposal for further discussion or withdraw the proposal.

5.7	Meeting minutes

5.7.1	The Company Secretary or any other person designated as the meeting secretary prepares the meeting minutes. The minutes are adopted:

(a)	by a resolution adopted at the next Board meeting; or

(b)	by the chairperson and secretary of the particular meeting, after having consulted the Directors present at that meeting.

5.8	Adopting resolutions without holding a meeting

5.8.1
The Board may also adopt resolutions without holding a meeting, provided that such resolutions are adopted in writing, and all Directors entitled to vote consented to adopting such resolutions without holding a meeting.

5.8.2	Clauses 5.5 and 5.6 apply to adopting resolutions without holding a meeting.

5.9	Evidence of adopted resolutions

5.9.1
Board resolutions can be evidenced by a statement signed by the Chairperson and the Company Secretary, a written resolution as referred to in clause 5.8.1 or minutes of the meeting adopted in accordance with clause 5.7.1.

5.9.2	Resolutions adopted at a specific meeting can also be evidenced by a statement signed by the chairperson and the secretary of that meeting.

6	CONFLICTS OF INTEREST

6.1	Preventing conflicts of interest

6.1.1
Any conflict of interest between the Company and Directors must be prevented. The Board is responsible for dealing with any conflicts of interest that Directors or majority shareholders may have in relation to the Company.

6.1.2	Directors must avoid situations in which their personal interests conflict or possibly may conflict with the Company's interests, unless the matter has been authorized by the Board.

6.1.3	Directors must be alert to conflicts of interest and may not:

(a)	compete with the Company;

(b)	demand or accept substantial gifts from the Company for themselves or their spouse, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree;

(c)	provide unjustified advantages to third parties at the Company's expense; or

(d)
take advantage of business opportunities that the Company is entitled to, for themselves or for their spouse, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree.

6.2	Definition

6.2.1	For purposes of clauses 6.3 through 6.6, a "conflict of interest" means:

(a)	a direct or indirect personal conflict of interest within the meaning of article 2:129(6) BW; and

(b)	any other situation which causes reasonable doubt about whether the Director concerned is primarily guided in the decision-making process by the interests of the Company and the Business.

6.2.2	A conflict of interest may, for example, exist if the Company intends to enter into a transaction with a legal entity:

(a)	in which that Director personally has a material financial interest;

(b)	whose management or supervisory board includes a member who has a family law relationship with that Director; or

(c)	where that Director has a management or supervisory position.

6.3	Consequences

6.3.1
A Director may not participate in the Board's or a committee's deliberations and decision-making process on a subject where the Director is found to have a conflict of interest pursuant to clause 6.5.1. The Director does not qualify as a Director entitled to vote in relation to that subject. If the Board is unable to adopt a resolution as a result of all Directors being unable to participate in the deliberations and decision-making process due to a conflict of interest, the resolution may nevertheless be adopted by the Board and the first sentence of this article 6.3.1 does not apply.

6.4	Obligation to report

6.4.1
A Director other than the Chairperson or Vice-Chairperson must, without delay, report any conflict of interest or potential conflict of interest to the Chairperson, or in the Chairperson's absence, the Vice-Chairperson. The Chairperson must, without delay, report any conflict of interest or potential conflict of interest to the Vice-Chairperson or, in the Vice-Chairperson's absence, to the other Directors. The Vice-Chairperson must, without delay, report any conflict of interest or potential conflict of interest to the Chairperson or, in the Chairperson's absence, to the other Directors. The Director must provide all relevant information, including any relevant information concerning his or her spouse, registered partner or other life companion, foster child and relatives by blood or marriage up to the second degree.

6.5	Determination of conflicts of interest

6.5.1	The Board decides whether a Director has a conflict of interest, without the Director concerned being present.

6.6	Approval and Disclosure

6.6.1	Transactions in which there is a conflict of interests shall be approved and disclosed in accordance with applicable law and the Code.

6.7	Loans and guarantees

6.7.1
The Company may not grant any personal loan, guarantee, or similar to a Director unless in the ordinary course of business and on terms applicable to the personnel as a whole, and after approval of the majority of the Non-Executive Directors being present or represented at the meeting where such grant is being discussed. No remission of loans are granted.

6.8	Related parties transactions policy

6.8.1	The Board shall adopt a policy on related party transactions as referred to in section 2:168 BW.

7	WHISTLE BLOWERS, MISCONDUCT AND IRREGULARITIES

7.1.1
The Chief Executive Officer informs the Chairperson without delay of any signs of actual or suspected material misconduct or irregularities within the Company and the Business. If the actual or suspected misconduct or irregularity pertains to the functioning of the Chief Executive Officer, employees may report this directly to the Chairperson.

7.1.2
The Board establishes a procedure for reporting actual or suspected irregularities within the Company and the Business. The procedure is published on the Company's website. The Board ensures that employees have the opportunity to file a report without jeopardizing their legal position.

7.1.3
The Board monitors the operation of the procedure for reporting actual or suspected misconduct or irregularities, appropriate and independent investigations into signs of misconduct or irregularities, and, if an instance of misconduct or irregularity has been discovered, an adequate follow-up of any recommendations for remedial actions.

8	ANNUAL EVALUATION OF DIRECTORS

8.1.1
The Chairperson is the main contact on behalf of the Board regarding the performance of Directors other than the Chairperson. The Vice-Chairperson is the main contact on behalf of the Board regarding the Chairperson’s performance.

8.1.2
The Non-Executive Directors regularly, and at least annually, evaluate their own performance, the performance of the Non-Executive Directors individually, and the performance of the Chief Executive Officer without the Chief Executive Officer being present. The performance of the various committees is evaluated as well.

8.1.3
The Environmental, Sustainability and Governance Committee will receive comments from all Directors and report annually to the Board regarding the Board and its committees and recommendations for improvements in the overall performance of the Board and its committees.

8.1.4
A Director retires early in the event of inadequate performance, structural incompatibility of interests, and in other instances in which the majority of the Non-Executive Directors deems this necessary.

9	ACCESS TO SENIOR MANAGEMENT AND INDEPENDENT ADVISORS

9.1.1
The Board has complete access to the Company management in order to ensure that Directors can ask any questions and receive all information necessary to perform their duties. To facilitate such access the Board supports the practice of field reviews with representatives of management and with managers making field presentations related to operations. Directors should exercise judgment to ensure that their contact with management does not distract managers from their jobs or disturb the business operations of the Company. Any meetings or contacts that a Director wishes to initiate may be arranged through the Chief Executive Officer, or if the Chief Executive Officer is not available or if such request to the Chief Executive Officer is not appropriate in the circumstances, directly by the Director. To the extent appropriate, such contact, if in writing, should be copied to the Chief Executive Officer.

9.1.2
The Board committees may hire independent advisors as set forth in their applicable charters. The Board as a whole shall have access to any independent advisor retained by the Company, and the Board may hire any advisor it considers necessary to discharge its responsibilities.

10	SHARE OWNERSHIP

10.1.1
Within no more than five years following initial election to the Board, Directors are expected  to own shares of the Company with a value equal to or more than five times the Company's annual retainer paid to Directors.

10.1.2	Directors may be awarded remuneration in the form of shares or rights to shares. Shares held by a Non-Executive Director are long-term investments.

10.1.3	The Company draws up regulations governing ownership of, and transactions in, securities, other than securities issued by the Company, by a Director.

11	POSITIONS OUTSIDE THE COMPANY

11.1.1
The Board has not adopted any guidelines limiting or prohibiting Directors from serving on boards and/or committees of other organizations. However, the Environmental, Sustainability and Governance Committee may take into account the nature and time involved in a Director's service on other boards and/or committees in evaluating the suitability of individual director candidates and current Directors.

11.1.2	Serving on other boards and/or committees should be consistent with the Company's conflict of interest policies, the Articles and all applicable laws and regulations.

11.1.3
When a Director becomes aware of circumstances that may adversely reflect upon the Director or the Company, such Director should notify the Environmental, Sustainability and Governance Committee of such circumstances. The Environmental, Sustainability and Governance Committee will consider the circumstances, and may in certain cases recommend that the Board request that the Director submit his or her resignation from the Board if, for example, continuing service on the Board by the individual is not consistent with the criteria deemed necessary for continuing service on the Board.

11.1.4
A Director must inform the Board before accepting (board) positions, including positions on the committee of a board. Other (board) positions of Directors are discussed at a Board meeting at least annually.

11.1.5	The acceptance of a non-executive position by the Chief Executive Officer requires the approval of the Board.

12	DIRECTOR ORIENTATION AND CONTINUING EDUCATION

12.1.1
The Company will provide an orientation process for new Directors, including background material on the Company and its business. As appropriate, the Company will provide opportunities for additional sessions for Directors on matters relevant to the Company and its business.

13	CULTURE AND CODE OF CONDUCT

13.1.1	The Board is responsible for stimulating openness and accountability within the Company, and for creating a culture aimed at long-term value for the Company and the Business.

13.1.2
The Board discusses the adopted values for the Company and the Business that contribute to a culture focused on long-term value creation. The Board encourages behaviour that is keeping with the values, and propagates these values through leading by example.

13.1.3	The Board draws up a Code of Conduct and monitors its effectiveness and compliance with this code.

14	CONFIDENTIALITY

14.1.1	Each Director must treat all information and documentation obtained in connection with his or her position as Director with the necessary discretion, integrity and confidentiality.

15	MISCELLANEOUS

15.1	Miscellaneous

15.1.1	These rules have been adopted by the Board pursuant to article 7.1.6 of the Articles of Association.

15.1.2	The Board may occasionally resolve not to comply with these rules.

15.1.3	The Board may amend these rules.

15.1.4	These rules are posted on the Company's website.

15.1.5
If any provision of these rules is held to be or becomes invalid (in each case either in its entirety or in part) that provision will, to the extent of its invalidity, be deemed not to form part of these rules, but the validity of the remainder of these rules will not be affected.

15.2	Governing law and jurisdiction

15.2.1	These rules are governed exclusively by Dutch law.

15.2.2	Any disputes arising out of or in connection with these rules, including disputes concerning their applicability will be resolved by the courts in Amsterdam, the Netherlands.

Schedule 1	Definitions

(a)	"Audit Committee" means the committee of the Board referred to in clause 3.2.1(a);

(b)	"Articles of Association" means the articles of association of the Company;

(c)	"Board" means the board of directors of the Company;

(d)	"Business" means the enterprise affiliated with the Company and all entities included in the group (groep), within the meaning of article 2:24b BW) headed by it;

(e)	"BW" means the Dutch Civil Code (Burgerlijk Wetboek);

(f)	"Chairperson" means the Chairperson of the Board;

(g)	"Chief Executive Officer" means the Company's sole Executive Director;

(h)	"Code" means the Dutch Corporate Governance Code;

(i)	"Code of Conduct" means the code of conduct of the Company;

(j)	"Company" means Technip Energies N.V.;

(k)	"Company Secretary" means the company secretary appointed in accordance with clause 4;

(l)	"Compensation Committee" means the committee of the Board referred to in clause 3.2.1(b);

(m)	"Director" means an Executive Director or Non-Executive Director of the Company;

(n)	"Executive Director" means a Director of the Company appointed as executive director;

(o)	"Environmental, Sustainability and Governance Committee" means the committee of the Board referred to in clause 3.2.1(c);

(p)
"General Meeting" means the corporate body that consists of shareholders and all other persons with meeting rights, or the meeting in which the shareholders and all other persons with meeting rights assemble;

(q)	"Non-Executive Director" means a Director of the Company appointed as non-executive director;

(r)	"Vice-Chairperson" means the Non-Executive Director with the title Vice-Chairperson, in accordance with clause 2.5.1.

Schedule 2	Profile of the Board

1	GENERAL

1.1.1
This profile was prepared and approved by the Board in accordance with article 2.1.1 of the Board Rules. This Profile will be evaluated on a regular basis and assessed in the light of changing situations and strategic changes taking place at the Company and its affiliated enterprises.

1.1.2	This profile sets out:

(a)	the size of the Board;

(b)	the desired expertise and background represented in the Board;

(c)	the desired independence of Non-Executive Directors.

1.1.3	The Board considers this profile when preparing nominations of persons to be appointed as Directors.

1.1.4	This profile is posted on the Company's website.

2	SIZE, COMPOSITION, DIVERSITY AND INDEPENDENCE

2.1	Size

2.1.1
The Board consists of the Chief Executive Officer and at least two Non-Executive Directors.  The desired size of the Board would consist of a maximum of twelve (12) members, except in such circumstances where the Board would determine that a higher number of Board members would be required or appropriate.

2.2	Composition

2.2.1
The desired composition of the Board is such that the requisite mix of specific experience, qualifications and skills is present in order to assure that the Board as a whole, has the necessary tools to perform its function effectively in light of the Company's business and structure.

2.2.2	In particular, the desired composition of the Board includes the following areas of expertise and backgrounds among its members:

(a)	financial administration and accounting, and internal risk management and control systems;

(b)	management strategy and risks inherent to the Business;

(c)	management selection, recommendation and development;

(d)	compliance, corporate governance, stock exchange rules and stakeholder management; and

(e)	international developments in markets and products in a field comparable with that in which the Company operates or which it is seeking to enter.

2.2.3
In evaluating director candidates, the Environmental, Sustainability and Governance Committee and the Board, as applicable, may also consider the following criteria as well as any other factor that they deem to be relevant:

(a)	independence and diversity in light of the future board composition and the expected business evolution;

(b)	the candidate’s expertise and experience in corporate management, such as serving as an officer or former officer of a large international publicly held company;

(c)	the candidate’s experience as a board member of another publicly held company;

(d)	the candidate’s professional and academic experience relevant to the Company’s industry;

(e)	the strength of the candidate’s leadership skills;

(f)
the candidate’s experience in finance, accounting, executive compensation, large programs management, advanced processes and technologies, environment, health, safety, ethics, corporate governance, information technology and cyber security; and

(g)	whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable.

In addition, the Environmental, Sustainability and Governance Committee and the Board, as applicable, will consider whether there are potential conflicts of interest with the candidate’s other personal and professional pursuits.

2.3	Diversity

2.3.1
The Board draws up a diversity policy for the composition of the Board. The policy addresses the specific targets relating to diversity and the diversity aspects relevant to the Company, such as nationality, age, gender, education, work background and other relevant items.

2.3.2	The desired composition of the Board complies with the Company's diversity policy.

2.4	Independence

2.4.1
The desired composition of the Board enables Non-Executive Directors to operate independently, including the ability to operate critically with one another, the Executive Directors of the Board, and any particular interests involved.

2.4.2	The desired composition of the Board meets the independence and other requirements of the laws, rules and regulations applicable to the Company, including the requirements of the Code.

Schedule 3	General responsibilities of the Non-Executive Directors

1	GENERAL RESPONSIBILITIES OF THE NON-EXECUTIVE DIRECTORS

1.1	General

1.1.1
The Non-Executive Directors supervise the policies, management and the general affairs of the Company and the Business, including the relations with shareholders. The Non-Executive Directors assist the Chief Executive Officer with advice on general policies related to the Company and the Business.

1.1.2
The Non-Executive Directors supervise how the Chief Executive Officer implements the Company's long-term value creation strategy. The Non-Executive Directors discuss and approve the strategy developed and proposed by the Chief Executive Officer and supervise its implementation by the Chief Executive Officer and the principal risks associated with it. The report drawn up by the Board accounts for its involvement in the approval of the strategy, and the way in which it monitors the strategy's implementation.

1.1.3
Each Non-Executive Director follows an induction programme. This programme covers general financial, social and legal affairs, financial reporting by the Company, specific aspects that are unique to the Company and the Business, the Company's culture, and the responsibilities of a Non-Executive Director.

1.1.4	Each Non-Executive Director conducts an annual review to identify the aspects with regard to which each Non-Executive Director requires training or education.

1.1.5	The responsibilities of the Non-Executive Directors include supervising and advising the Chief Executive Officer with respect to the following responsibilities of the Chief Executive Officer:

(a)	setting the Company’s management agenda;

(b)	enhancing the Company's performance;

(c)	developing and proposing a general strategy, including the strategy for realising long-term value creation, and taking into account risks connected to the Business;

(d)	determining and pursuing operational and financial objectives;

(e)	structuring and managing internal business control systems;

(f)	overseeing the Company's financial reporting processes;

(g)	ensuring the Company's compliance with applicable laws and regulations;

(h)	ensuring compliance with and maintaining the Company's corporate governance structure;

(i)	ensuring publication by the Company of any information required by applicable laws and regulations;

(j)	preparing the Company's annual report, the annual budget and significant capital expenditures;

(k)	handling corporate social responsibility issues;

(l)	ensuring that internal procedures are established and maintained which safeguard that all relevant information is known to the Board in a timely fashion;

(m)	developing a procedure for reporting actual or suspected misconduct or irregularities, and taking appropriate follow-up action on the basis of these reports; and

(n)	discussing the items reported on by the Audit Committee under Best Practice provision 1.5.3 of the Code.

1.1.6	In addition, the responsibilities and tasks of the Non-Executive Directors include:

(a)	drawing up the Company's policies for the composition of the Board;

(b)	selecting and nominating individuals for appointment by the General Meeting as Director;

(c)
proposing the remuneration policy for adoption by the General Meeting,  determining the remuneration for the executive directors and acting as corporate body in the meaning of article 7.4.2 of the Company's articles of association to determine the remuneration for the non-executive directors;

(d)	selecting and nominating for appointment by the General Meeting of the Company’s external auditor;

(e)	dealing with conflicts of interest regarding Directors and majority shareholders in relation to the Company; and

(f)	giving the external auditor a general idea of the content of the reports that relate to the external auditor's performance.

1.1.7	The Board and each Non-Executive Director have their own responsibility for obtaining any information that the Board needs to properly function.

Schedule 4	Responsibilities of the Chairperson and the Vice-Chairperson

1	RESPONSIBILITIES OF THE CHAIRPERSON AND THE VICE-CHAIRPERSON

1.1	Chairperson

1.1.1	The Chairperson is primarily responsible for ensuring that:

(a)	the Board elects a Vice-Chairperson;

(b)	the Non-Executive Directors receive all information that is necessary for the proper performance of their duties in a timely fashion;

(c)	there is sufficient time for deliberation and decision-making by the Board;

(d)	the Board and its committees function properly;

(e)	the performance of individual Directors is assessed at least annually;

(f)	the Directors follow their induction programme;

(g)	the Directors follow their education or training programme;

(h)	the Board performs activities in respect of culture;

(i)	the Board recognises signs from the Business and ensures that any material misconduct and irregularities, or suspicion thereof, are reported to the Board without delay;

(j)	the General Meeting proceeds in an orderly and efficient manner;

(k)	effective communication with shareholders is assured; and

(l)	the Non-Executive Directors are involved closely, and at an early stage, in any merger or takeover process.

1.2	Vice-Chairperson

1.2.1	The Vice-Chairperson deputises for the Chairperson in the event that the position of Chairperson is vacant (ontstentenis) or if the Chairperson is unable to act (belet).